Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Active With Me, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A 2 of our report dated September 10, 2013, relating to our audit of the balance sheet of Active With Me, Inc. as of June 30, 2013, and the related statement of operations, stockholders' equity, and cash flows for the period from December 6, 2012 (Inception) through June 30, 2013. Our report dated September 10, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

September 10, 2013